Exhibit 99.1

Nevro Corp. Announces Full Exercise of Over-Allotment Option and Closing of Initial Public Offering

Menlo Park, Calif., November 12, 2014 - Nevro Corp. (NYSE:NVRO), a medical device company that has developed and commercialized an innovative, evidence-based neuromodulation platform for the treatment of chronic pain, today announced the closing of its initial public offering of 8,050,000 shares of its common stock at a public offering price of $18.00 per share, which includes the exercise in full by the underwriters of their option to purchase up to 1,050,000 additional shares of common stock to cover over-allotments, if any.  The company’s shares began trading on the New York Stock Exchange on November 6, 2014 under the ticker symbol “NVRO”.

J.P. Morgan and Morgan Stanley acted as joint book-running managers for the offering.  Leerink Partners and JMP Securities acted as co-managers.

A registration statement relating to the securities being sold in this offering was declared effective by the Securities and Exchange Commission on November 5, 2014. The offering of these securities was made only by means of a prospectus, copies of which may be obtained from J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by telephone at (866) 803-9204, or from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014, or by email at prospectus@morganstanley.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Nevro Corp.

Headquartered in Menlo Park, California, Nevro Corp. is a medical device company focused on providing innovative products that enhance patients’ lives. Nevro has developed and commercialized the Senza® spinal cord stimulation (SCS) system, an evidence-based neuromodulation platform for the treatment of chronic pain. The Senza system is the only SCS system that delivers Nevro’s proprietary HF10™ therapy. In the United States, the Senza system is limited by federal law to investigational use only.  Senza, HF10, Nevro and the Nevro logo are trademarks of Nevro Corp.

4040 Campbell Ave., Menlo Park, CA 94025